Exhibit 99.1

    Educational Development Corporation Reports Record 3rd Quarter Earnings

    TULSA, Okla., Jan. 8 /PRNewswire-FirstCall/ -- Educational Development Corporation (Nasdaq: EDUC) reported today the highest quarterly net earnings in the Company's history. Net earnings for the 3rd quarter ended
November 30, 2003 increased 14% to $871,100 when compared with the 3rd quarter last year. Net earnings for the nine months ended November 30, 2003 increased 13% to $1,991,400 when compared with the same nine-month period a year ago. Net revenues for the 3rd quarter ended November 30, 2003 increased 20% to $9,976,700. Net revenues for the nine months ended November 30, 2003 increased 17% to $24,134,200.

    The record 3rd quarter earnings include an extra charge of $160,000 for additional inventory reserves and nonrecurring promotional marketing expenses in the Home Business Division. The net result of these charges was $.02 per share for the 3rd quarter.

    The Home Business Division posted a 23% increase in revenues for the 3rd quarter of the current year. This division has recorded 41 consecutive months of increased sales. Recruiting of new sales associates was up 31% for the 3rd quarter of the current year.

    The Publishing Division recorded a 9% increase in revenues for the 3rd quarter of the current year when compared with the same quarter last year.

    Educational Development Corporation sells the Usborne line of children's books through its multi-level sales organization, through 6,000 retail stores and over the Internet. The Company offers over 1,300 different titles for children of all ages.


                               Three Months Ended        Nine Months Ended
                                 November 30,                November 30,
                               2003        2002          2003           2002

    Net Revenues           $9,976,700  $8,289,200    $24,134,200  $20,631,000

    Earnings Before Income
     Taxes                 $1,415,600  $1,232,900     $3,215,400   $2,845,900

    Income Taxes              544,500     468,000      1,224,000    1,079,300

    Net Earnings             $871,100    $764,900     $1,991,400   $1,766,600

    Earnings Per
     Share:
        Basic                   $0.22       $0.20          $0.51        $0.46
        Diluted                 $0.20       $0.18          $0.46        $0.43

    Weighted Average
     Shares:
        Basic               3,974,715   3,836,345      3,933,728    3,836,331
        Diluted             4,322,308   4,136,271      4,292,120    4,146,051


SOURCE  Educational Development Corporation
    -0-                             01/08/2004
    /CONTACT: Randall White, President of Educational Development Corporation, +1-918-622-4522/
    /Web site:  http://www.edcpub.com /
    (EDUC)

CO:  Educational Development Corporation
ST:  Oklahoma
IN:  REA BKS ECM
SU:  ERN